EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For More Information,

Please Contact

John Heyman – Co-Chief Executive Officer (770) 576-6705

Mark Haidet – Chief Financial Officer (770)-576-6404

Melissa Coley—Radiant Systems Investor Relations (770) 576-6577

Radiant Systems, Inc. Reports Record Fourth Quarter Revenues

Company earns $0.07 per share during the fourth quarter exceeding consensus earnings estimates

ATLANTA, February 6, 2003 — Radiant Systems, Inc. (NASDAQ: RADS) a leading provider of systems for managing and supporting site operations of retail and hospitality businesses, today announced financial results for the fourth quarter and year ended December 31, 2002.

Earnings per share results of $0.07 for the fourth quarter exceeded First Call consensus estimates of the financial analysts covering the Company of $0.06 per diluted share.

Summary financial results are as follows:

•	Total revenues for the fourth quarter ended December 31, 2002 were $41.2 million, an increase of 27.2% over revenues of $32.4 million for the same period in 2001.

•	Net income for the fourth quarter ended December 31, 2002, was $1.9 million, or $0.07 per diluted share, an increase of $1.5 million, or $0.05 per diluted share, compared to a net income of $480,000, or $0.02 per diluted share, for the same period in 2001.

•	Total revenues for the year ended December 31, 2002 were $146.2 million, an increase of 10.7% over revenues for the year ended December 31, 2001 of $132.0 million.

•	Net income for the year ended December 31, 2002, was $6.5 million, or $0.23 per diluted share, an increase of $7.0 million, or $0.25 per diluted share, over net loss of $428,000, or $0.02 per diluted share, for the same period last year.

Erez Goren, the Company’s co-chairman and co-chief executive officer commented, “We are pleased with our financial performance and the ability to show healthy growth in a difficult environment. The Radiant 6e™ enterprise solution has provided a strong differentiator in the marketplace that is expected to drive results for many years to come.”

“We continue to be pleased with our position in the competitive marketplace and the growing strength of our sales pipeline,” added John Heyman, the Company’s co-chief executive officer. Mr. Heyman continued, “We have stayed very focused on executing our business model through both good and bad economic times and believe that this discipline and investment is paying off. We have achieved strong short-term results while continuing our focus on increasing our subscription revenue backlog to drive future financial results. In addition, we have continued to strengthen our balance sheet by increasing our working capital by $8.0 million, or 14.5%, over the prior year.”

The Company is reaffirming the guidance presented in the fourth quarter of 2002. The Company believes, subject to economic conditions, it will generate $0.32 to $0.40 diluted earnings per share on revenues ranging from $155.0 to $175.0 million. For the first quarter of 2003, the Company believes it will generate earnings per share ranging from $0.00 to $0.03 diluted earnings per share on revenues ranging from $32.0 to $35.0 million, reflecting traditional seasonal patterns in its business. The Company expects its business to increase ratably throughout the year as rollouts of contracted business accelerate and the Company closes contracts it is currently negotiating.

Prospectively, the Company intends to continue updating its annual guidance each quarter. As reflected by its long-term product investments and subscription revenue model, the Company manages and evaluates performance around annual operating plans and longer-term strategic initiatives and thus believes slight variability in any quarter is not an effective measure of the Company’s performance.

The Company will webcast its fourth quarter 2002 financial results in a conference call today. The webcast will begin at 5:00 p.m. Eastern Time and will be available at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=RADS&script=2100.

The call will also be available via telephone at 1-888-280-8277—reference reservation # T396353R. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network such as America Online’s Personal Finance Channel, Fidelity Investments® (Fidelity.com) and others. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). The webcast will also be available for replay through February 28, 2003.

Founded in 1985, Radiant Systems, Inc. builds and delivers solutions for managing site operations of retail and hospitality businesses. Providing enterprise-wide visibility, Radiant’s back-office and point-of-sale technology enables businesses to deliver exceptional customer service while improving profitability. Headquartered in Atlanta, Radiant (www.radiantsystems.com) has deployed its solutions in more than 55,000 sites worldwide.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company’s financing plans; (ii) trends affecting the Company’s financial condition or results of operations, including the Company’s projected revenues and earnings per share guidance; (iii) the Company’s growth strategy and operating strategy; (iv) the Company’s new or future product offerings, and (v) the declaration and payment of dividends. The words “may,” “would,” “could,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend,” “plans,” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are the Company’s reliance on a small number of clients for a larger portion of its revenues, fluctuations in its quarterly results, its ability to continue and manage its growth, liquidity and other capital resources issues, competition and the other factors discussed in detail in the Company’s filings with the Securities and Exchange Commission.

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